Exhibit 2.2

AMENDMENT NO. 1 TO

BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 to Business Combination Agreement (this “Amendment”) is made and entered into as of October 15, 2026, by and among SPACSphere Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), SPACSphere Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), and Mobilewalla Holdco, Inc., a Delaware corporation (the “Company”). Acquiror, Merger Sub and the Company are referred to herein collectively as the “Parties” and each, individually, as a “Party”. Capitalized terms used but not otherwise defined in this Amendment have the respective meanings given to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Parties are parties to that certain Business Combination Agreement, dated as of May 29, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Acquiror will domesticate as a Delaware corporation and Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned Subsidiary of Acquiror;

WHEREAS, Section 2.05(a) of the Business Combination Agreement, as originally executed, provides that, effective as of the Closing, the Acquiror Board shall consist of five (5) directors, divided into three classes, comprising one director designated by the Company (designated therein as Anindya Datta), one director designated by Acquiror (designated therein as Bala Padmakumar), and three Independent Directors designated by the Company;

WHEREAS, the Parties have determined that it is in the best interests of the Parties and their respective securityholders to increase the size of the Acquiror Board, effective as of the Closing, from five (5) directors to seven (7) directors, and to allocate the right to designate the additional directors as set forth herein;

WHEREAS, the Parties intend that, as so amended, the Company shall have the right to designate two (2) directors who are not required to qualify as independent under applicable SEC or Nasdaq requirements, that Acquiror shall continue to have the right to designate one (1) director, and that the Company shall have the right to designate four (4) Independent Directors;

WHEREAS, the Parties further desire to conform the closing conditions set forth in Section 8.02(h) and Section 8.03(d) of the Business Combination Agreement, which cross-reference Section 2.05 in identifying the directors who are not required to deliver written resignations effective as of the Closing Date, to the seven-member Acquiror Board contemplated by this Amendment; and

WHEREAS, Section 9.04 of the Business Combination Agreement provides that the Business Combination Agreement may be amended in whole or in part in writing by the Parties at any time prior to the Effective Time, and may not be amended except by an instrument in writing signed by each of the Parties.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.
Amendment to Section 2.05(a). Section 2.05(a) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Each of the parties hereto shall take reasonable action and make recommendations to their respective stockholders that, effective as of the Closing, the Acquiror Board shall consist of seven (7) directors, divided into three classes, consisting of: (i) two (2) directors to be designated by the Company prior to the Closing, who are hereby designated as Anindya Datta (who shall be designated as a “Class III” director, as defined in the draft Acquiror Charter shared among the parties’ counsel prior to the date hereof) and Boris M. Gutin, and neither of whom shall be required to qualify as independent under applicable SEC or Nasdaq requirements; (ii) one (1) director to be designated by the Acquiror prior to the Closing, who is hereby designated as Bala Padmakumar; and (iii) four (4) independent directors (the “Independent Directors”) to be designated by the Company prior to the Closing in compliance with applicable SEC and Nasdaq requirements. Subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, the parties shall use reasonable best efforts to ensure that the Persons designated for election to the Acquiror Board pursuant to this Section 2.05(a) are nominated and elected as directors of the Acquiror Board and, where applicable, are designated to the above-referenced class, in each case effective as of the Closing, and the identities of such individuals shall be made publicly available prior to the date on which the Registration Statement is filed with the SEC in definitive form.”

2.
Amendment to Section 8.02(h). Section 8.02(h) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(h) Resignation. Other than those persons identified as continuing directors pursuant to Section 2.05(a), all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Closing Date.”

3.
Amendment to Section 8.03(d). Section 8.03(d) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(d) Resignation. Other than those persons identified as continuing directors pursuant to Section 2.05(a), all members of the Acquiror Board shall have executed written resignations effective as of the Closing Date. For the avoidance of doubt, and notwithstanding the increase in the size of the Acquiror Board to seven (7) directors effective as of the Closing, the only member of the Acquiror Board serving immediately prior to the Closing who is identified as a continuing director pursuant to Section 2.05(a) is Bala Padmakumar, and each other member of the Acquiror Board serving immediately prior to the Closing shall have executed a written resignation effective as of the Closing Date.”

4.
Acknowledgment Regarding Designations and Independence. The Parties acknowledge and agree that (a) each of the two (2) directors designated by the Company pursuant to clause (i) of Section 2.05(a), as amended hereby, has been designated and identified as of the date of this Amendment and is not required to satisfy the independence requirements of the SEC or Nasdaq; (b) the four (4) Independent Directors designated by the Company pursuant to clause (iii) of Section 2.05(a), as amended hereby, must satisfy such independence requirements as of the Closing; and (c) the identities of all seven (7) directors designated pursuant to Section 2.05(a), as amended hereby, shall be made publicly available prior to the date on which the Registration Statement is filed with the SEC in definitive form, in accordance with Section 2.05(a).

5.
No Other Amendments; Ratification. Except as expressly amended by this Amendment, the Business Combination Agreement remains in full force and effect in accordance with its terms and is hereby ratified and confirmed in all respects. This Amendment does not constitute a waiver of, or consent to any departure from, any other provision of the Business Combination Agreement, and does not amend, modify or waive any Ancillary Agreement.

6.
References. On and after the date of this Amendment, each reference in the Business Combination Agreement to “this Agreement,” “hereof,” “herein,” “hereunder” or words of like import, and each reference to the Business Combination Agreement in any Ancillary Agreement or other document, means and is a reference to the Business Combination Agreement as amended by this Amendment.

7.
Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law rule or principle that would result in the application of any laws other than the laws of the State of Delaware.

8.
Incorporation by Reference. The provisions of Article X of the Business Combination Agreement, including those relating to notices, severability, assignment, parties in interest, jurisdiction, waiver of jury trial, headings and specific performance, are incorporated into this Amendment by reference and apply to this Amendment mutatis mutandis as if set forth herein in full.

9.
Counterparts; Electronic Signatures. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, electronic mail in portable document format (.pdf) or any other electronic transmission shall be deemed original signatures for all purposes.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first written above.

ACQUIROR:

SPACSPHERE ACQUISITION CORP.

/s/ Bala Padmakumar______________________

Name: Bala Padmakumar

Title: Chief Executive Officer

MERGER SUB:

SPACSPHERE MERGER SUB INC.

/s/ Bala Padmakumar______________________

Name: Bala Padmakumar

Title: Chief Executive Officer

COMPANY:

MOBILEWALLA HOLDCO, INC.

/s/ Anindya Datta________________________

Name: Dr. Anindya Datta

Title: Founder, Chief Executive Officer & Chairman

[Signature Page to Amendment No. 1 to Business Combination Agreement]